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As filed with the Securities and Exchange Commission on November 10, 2004
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SEROLOGICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	58-2142225
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5655 Spalding Drive
Norcross, GA 30092
678-728-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Philip A. Theodore
Vice President, General Counsel
Serologicals Corporation
5655 Spalding Drive
Norcross, Georgia 30092
678-728-2015
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to public:    From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value per share	4,333,315(1)	$23.66(2)	$102,526,232.90(2)	$12,990.07

(1)
Represents the number of shares of Common Stock, par value $0.01 per share (the "Common Stock"), that was issued by Serologicals Corporation to the selling stockholders named in the prospectus that forms a part of this Registration Statement upon the consummation of the acquisition of Upstate Group, Inc. by Serologicals Corporation on October 14, 2004.

(2)
Pursuant to Rule 457(c) under the Securities Act, represents the average of the high and low prices for a share of Common Stock reported on The Nasdaq Stock Market, Inc. on November 3, 2004.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to completion, dated November 10, 2004

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

4,333,315 Shares

Serologicals Corporation
Common Stock

        This prospectus relates to 4,333,315 shares of our common stock. This prospectus will be used by the selling stockholders from time to time to resell their shares of our common stock. All of these shares are now held by the selling stockholders.

        We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. We are registering these shares for resale, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

        Our common stock is listed on the Nasdaq National Market under the symbol "SERO." The last reported sale price of our common stock on the Nasdaq National Market on November 9, 2004, was $24.68 per share.

        See "Risk Factors" beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                        , 2004

        In this prospectus, "Serologicals," "we," "us" and "our" refer to Serologicals Corporation and its subsidiaries, in each case except where the context otherwise requires or as otherwise indicated. References in this prospectus to our common stock include rights related to our common stock pursuant to our stockholder rights plan.

        We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not, and the selling stockholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

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Forward-looking statements

        This prospectus contains certain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about our company that are subject to risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by the use of words such as "may," "will," "expect," "anticipate," "intend," "estimate," "plan," "believe," or "continue" and other words of similar meaning or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements include discussions of our expected business outlook, future operations, financial performance, pending acquisitions, financial strategies, future working capital needs and projected industry trends, as well as our strategies for growth, product development, regulatory approvals and compliance, market position and expenditures.

        You should not place undue reliance on any forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance. These assumptions could prove inaccurate, or unknown risks or uncertainties could materialize, which could cause our actual results to differ materially from our expectations or predictions. Many of these factors are beyond our ability to control or predict. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events.

        All forward-looking statements contained in this prospectus are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those discussed in the forward-looking statements made in this prospectus. Among the factors that could cause our actual results to differ materially are:

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  our ability to implement our growth strategy;

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  our ability to manage our growth and expansion;

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  our ability to raise capital;

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  our ability to find acceptable acquisitions in the future and to integrate and manage them;

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  our ability to compete effectively within our industry;

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  the availability and cost of raw materials;

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  our dependence on the success of the customers of our EX-CYTE® product in developing and marketing new drugs using the product;

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  our dependence on a supply of recombinant human insulin from a third party for a significant portion of the revenues in our cell culture products and services segment;

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  our ability to comply with governmental, customer and industry laws, regulations and guidelines, including those related to environmental compliance and remediation;

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  our ability to identify new commercial product opportunities and develop and introduce new products and technologies;

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  our ability to protect our intellectual property;

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  the effect on our results of operations of the loss of any significant customers or reduced orders from significant customers, including reductions or delays in research and development budgets and in government funding on which our customers may depend;

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  adoption of, or changes in, domestic and foreign laws and regulations that could affect our ability to maintain existing regulatory licenses and approvals;

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  risks associated with transfer pricing issues and other tax issues arising as a result of operations in multiple taxing jurisdictions; and

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  risks associated with our international operations.

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SUMMARY

        The following summary provides an overview of information about us and the terms of this offering. The purpose of the information that appears in this summary is to provide you with a basic understanding of our business and the industry in which we operate and an overview of the terms of this offering. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included or incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the "Risk Factors" section and other risks discussed in this prospectus, before making an investment decision.

Our company

        We are a global provider of biological products, enabling technologies and services to a diverse customer base that includes major life science companies and leading research institutions. Our customers use our products, technologies and services in a wide variety of their activities, including basic research, drug discovery, diagnosis and biomanufacturing. Our products, technologies and services are essential tools for research in key disciplines, including neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and molecular biology. In addition, we believe we are the world's leading provider of monoclonal antibodies for the blood typing industry.

        In 2001, we embarked on a strategy of focusing on businesses with higher growth rates and higher margins than our historical core business. We enhanced our cell culture operations with our 2001 acquisition of Intergen, a cell culture company, and established our presence in the life sciences research market with our 2003 acquisition of Chemicon, a leading life sciences research provider. We divested our therapeutics plasma business, which was our historical core business, effective December 28, 2003. We acquired Upstate Group, Inc. in October 2004 as the latest step in our strategic redirection.

        The Upstate acquisition reinforces and expands our relationships within the life sciences research market and provides us with a leading platform in the drug screening and target validation segments of this market. Upstate is a leading supplier of tools for kinase research and a leading provider of drug discovery services to pharmaceutical companies seeking to develop drugs based on kinase biology. As a result of our strategic redirection, we believe we are well positioned to take advantage of the strong growth potential of the markets in which we compete.

Our markets

        We compete primarily in the life sciences research and biomanufacturing markets. We also compete in a niche segment of the diagnostics market. The principal end users in the life sciences research market are academic and institutional research laboratories, as well as research departments at both biotechnology and pharmaceutical companies. The research laboratories and departments include those operated by universities, medical research centers and governmental institutions where researchers typically conduct small scale experiments in basic molecular and cellular biology. The other principal laboratories in this market are operated by biotechnology and pharmaceutical companies in which researchers conduct small scale experiments and large scale operations, such as drug screening and target validation, and typically have a commercial focus.

        We acquired Upstate in order to enter the drug screening and drug target validation segment of the life sciences research market. This segment consists of developers of therapeutic agents that conduct screening and target validation to determine the efficacy of a particular agent against a particular biological process. The market for drug screening and drug target validation products and services has grown significantly. We believe the market will continue to experience significant growth as researchers discover new potential therapeutic agents and new biological processes against which to screen them. New drug development requires a significant investment of time and money. As a result, we expect drug researchers will increase outsourcing of the drug screening and drug validation processes.

        The biomanufacturing market consists of biotechnology and pharmaceutical companies that use cell culture products to grow mammalian or insect cells for either research or production of commercial quantities of proteins. Cell culture products include sera, media and supplements. As the number of biological therapeutic drugs increases, we expect the demand for cell culture products and services to increase.

        We also compete in the blood typing segment of the diagnostics market. This market segment consists of blood banks and hospital transfusion services that use monoclonal antibodies to assure blood-type compatibility.

Our segments

        We are organized into three operating segments: research, cell culture and diagnostics.

        Research.    We sell a broad range of research products, including specialty reagents, kits, antibodies and molecular biology tools, to research customers working in the areas of neuroscience, infectious disease, oncology, stem cells and cell signaling. We are also a leading supplier of monoclonal antibodies, conjugates, antibody blends and molecular biology-based detection kits for use in diagnostic laboratories. As a result of our acquisition of Upstate, we are one of the leading suppliers of tools for kinase research and one of the leading providers of drug discovery services to pharmaceutical companies targeting kinase biology-based drugs. We market our research products under our Chemicon™ and Upstate™ brand names.

        Cell Culture.    We sell a variety of cell culture products, including highly purified proteins and tissue culture media components. These products are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. Our most significant product within the cell culture segment is EX-CYTE®, a patented serum-free solution of cholesterol, lipoproteins and fatty acids. EX-CYTE® is used, in combination with other cell culture supplements, to reduce or replace animal serum in cell culture processes. We believe that EX-CYTE® is superior to animal serum because it is less expensive and significantly reduces the risk of bovine contaminants, such as bovine spongiform encephalitis, or mad-cow disease. As a result of these advantages, EX-CYTE® was the single largest branded product in the serum-free marketplace, in terms of revenue, in 2002 and 2003 and the first nine months of 2004. We also provide a range of serum-based products in this segment, including bovine serum albumin, for which we are the world's leading supplier, and fetal bovine serum. We also sell recombinant human insulin to our cell culture products customers for use as a media supplement. In addition, we provide contract research services to our cell culture products customers in the areas of cell-line optimization and media formulation.

        Diagnostics.    Our diagnostics products segment manufactures monoclonal antibodies that are used in products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases. Our products are made with over 50 cell lines and comprise the world's most comprehensive range of commercially available human monoclonal antibodies for blood grouping.

Our strategy

        Our primary business strategies are to:

        Focus on High Value Products and Complementary Services.    We develop value-added products by:

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  Obtaining intellectual property protection for our products. As a result of our efforts to increase our intellectual property portfolio, over 50% of our revenues in fiscal 2003 were derived from products that are licensed, patented or proprietary in nature. We expect to accelerate our research and our new product development efforts by targeting research and development spending at 10% of our gross revenues. We will continue to seek intellectual property protection for new products as we determine to be appropriate.

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  Focusing on the provision of services to our customers as a means of adding value to our products. For example, our acquisition of Upstate now enables us to provide a broad range of drug discovery and screening services. We intend to expand our offerings to include services using our other research reagents, such as our range of recently introduced genome protein coupled receptors. In addition, our custom research services operation offers cell-line optimization services to customers of our cell culture products. Such services include development of custom cell culture media designed for the customer's specific applications.

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  Actively in-licensing new technologies from academic and government institutions, as well as biotechnology and pharmaceutical companies. We use licensed technologies to create new products, including high value kits, many of which address bottlenecks in the research or drug discovery laboratories.

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  Packaging combinations of products into kits and combining our cell culture products into formulations designed to optimize growth of specified cell lines.

        Promote Organic Growth.    We maintain a strong focus on internal product innovation and organic growth. We employ a rigorous new product development process that resulted in the introduction of over 600 new research products during 2003. Our average first-year revenue from new products introduced in 2003 increased by approximately 61% over average first-year revenue from products introduced in 2002. In addition, Upstate introduced over 700 research products during the same period. Our new product development teams work with our research and development personnel to identify licensing opportunities that could result in new products. In our cell culture products and services segment, we devote considerable research and development efforts to the development of unique cell culture supplement formulations. EX-CYTE® has been incorporated into the manufacturing protocol of four FDA-approved biological drugs and is currently being investigated for use in over 40 biological therapeutics currently in phase I through phase III development. In addition, we have implemented evaluation programs to encourage new and existing customers to test EX-CYTE® in product development activities. During the first six months of 2004, approximately 300 new evaluations using EX-CYTE® were launched.

        Continue Margin Improvement.    We focus on margin improvement by:

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  Creating incentives for our sales force to concentrate on sales of higher margin products and removing low margin products from our offerings.

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  Implementing shared best practices across all of our lines of business, particularly in the areas of manufacturing and quality control. For example, we implemented a lean manufacturing initiative in our cell culture products and services segment in fiscal 2003 to target cost reductions. Cost reduction programs include improving several manufacturing processes to reduce cycle times, reducing the cost of raw materials through improved vendor relationships, streamlining spare parts and materials purchasing procedures and streamlining quality control testing procedures.

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  Implementing more stringent quality controls. By implementing such controls, we reduced the number of defective lots of diagnostic products and cell culture supplement products during fiscal 2003.

        We believe the Upstate acquisition will create additional opportunities for revenue growth and margin improvement. For example, we expect to be able to increase revenue through increased utilization of our sales forces and cross-selling opportunities, reduce administrative expenses in our research products business by eliminating duplicate functions and facilities and use our existing sales force to supplant Upstate's network of third-party distributors.

        Enter into Strategic Acquisitions.    We seek to make selective acquisitions of other companies with products and technologies, trusted brand names, strong market positions and strong intellectual property positions that complement our existing business lines. Our focus is primarily on acquisitions in the research products and services segment, where only a handful of companies generate in excess of $50 million in annual revenues.

Corporate information

        We are a Delaware corporation incorporated in 1994. Our principal executive offices are located at 5655 Spalding Drive, Norcross, Georgia 30092, and our telephone number is (678) 728-2000. We maintain a website at www.serologicals.com. The reference to our website does not constitute incorporation by reference of the information contained at the website.

The offering

        Shares of common stock offered by the selling stockholders: 4,333,315 shares

Use of proceeds

        We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. See "Use of Proceeds."

RISK FACTORS

        You should consider the following risk factors, in addition to the other information contained in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in our securities. Any of the following risks could seriously harm our business and financial results and cause the value of our common stock to decline, which in turn could cause you to lose all or part of your investment.

Risks Relating to Our Business

If we are unable to implement our growth strategy, the price of our securities may be adversely affected.

        Our growth strategy is to increase our sales and profitability by increasing our rate of growth. We have historically achieved, and intend to continue to achieve, our growth primarily through the acquisition or internal development of new product lines, the expansion of our customer base and the addition of new businesses. However, we cannot guarantee that we will continue to expand successfully or that growth or expansion will result in continued profitability. Our ability to implement our growth strategy will depend upon a variety of factors that are not entirely within our control, including:

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  our ability to develop new products internally;

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  our ability to make profitable acquisitions;

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  integration of acquired companies and facilities into existing operations;

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  hiring, training and retention of qualified personnel;

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  establishment of new relationships or expansion of existing relationships with customers and suppliers; and

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  availability of capital.

        Our growth strategy includes growth by acquisitions. We compete for acquisition opportunities with companies that have significantly greater financial resources than we have. Therefore, there is a risk that we may be unable to complete an acquisition that we believe could be important to our growth strategy because one of our competitors may be willing to pay more for a potential acquisition candidate or may be able to use its financial resources to acquire a potential acquisition candidate before we are able to obtain financing.

We face considerable business and financial risks in our acquisition of Upstate Group, Inc.

        On October 14, 2004, we completed the acquisition of Upstate Group, Inc., a privately held company based in Charlottesville, Virginia, for $205 million. The acquisition of Upstate required a substantial expenditure and involves substantial risks on our part. For a variety of reasons, we cannot assure you that the acquisition of Upstate will produce the revenues, earnings or business synergies that we anticipate, or that it will perform as expected. The reasons for our uncertainty include:

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  potential difficulties in the integration of Upstate's operations, technologies, products and personnel;

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  potential loss of key employees;

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  potential diversion of management's attention away from other business concerns; and

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  potential unanticipated expenses of any undisclosed or potential legal liabilities of Upstate.

        Any one or a combination of these factors may cause our revenues or earnings to decline. Furthermore, despite the strong growth Upstate demonstrated as an independent company prior to the acquisition, we cannot be sure that the business will continue to have strong growth after the acquisition.

If we implement our growth strategy but are unable to manage our growth, our sales and profitability might be adversely affected.

        The implementation of our growth strategy may place additional demands on our administrative, operational and financial resources and increase the demands on our financial systems and controls. Our ability to manage our growth successfully may require us to continue to improve and expand these resources, systems and controls. If our management is unable to manage growth effectively, our operating results could be adversely affected. If we are unable to manage our growth, the price of our common stock may be adversely affected.

We may not be able to raise the additional capital necessary to implement our growth strategy.

        Our growth strategy requires that we make expenditures in connection with new products and the acquisition of other companies. Although we believe we have sufficient resources to finance these expenditures, we may be required to seek additional sources of financing, which may include issuing additional debt or equity securities during the next year to finance potential acquisitions. We cannot predict the amount of our expenditures in connection with our growth strategy because opportunities for implementing our growth strategy arise unexpectedly. This is particularly the case for acquisition opportunities. In the past, when an acquisition opportunity arose, we were required to obtain financing simultaneously with our negotiation of the terms of the acquisition. Our dependence on additional financing may place us at a disadvantage in competing for acquisitions. When a future acquisition opportunity arises, we will be required to evaluate the sources of financing, which may be limited on short notice, and the terms of the financing available at the time. If we cannot find financing on acceptable terms, we may be unable to make the acquisition.

Our competitors may increase the sales of their products in a way that results in decreased sales of our products and our loss of market share.

        The markets for many of our products, particularly our research products, are very competitive and price sensitive. The following companies are our most significant competitors:

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  Amersham plc

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  Apogent Technologies, Inc.

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  Beckman Coulter, Inc.

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  Bio-Rad Laboratories, Inc.

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  Cambrex Corporation

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  CSL Limited

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  Fisher Scientific International, Inc.

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  Invitrogen Corporation

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  Merck KgaA

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  Millipore Corporation

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  Qiagen N.V.

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  Sigma-Aldrich Corp

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  Techne Corporation

        Some of our competitors have significant financial, operational, sales and marketing resources, and significant experience in research and development. Our competitors may develop new technologies that compete with our products or render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products, our business, operating results and financial condition could be negatively impacted. In addition, demand for our products may weaken due to reduction in research and development budgets, loss of distributors and other factors identified in this prospectus, which could have an adverse effect on our financial condition. We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer. We intend to compete in our industry by leveraging and expanding upon our business and operational structure. Among other things, we intend to leverage our expanded sales and marketing structure, to expand our investment in research and development and to continue to evaluate acquisitions of businesses and technologies that will further accelerate our growth in both revenue and profitability. However, we cannot assure you that our plans will be successful or that we will be able to maintain or increase our market share.

If our supply of bovine serum or human recombinant insulin is interrupted or if the price of such materials increases and we are unable to pass the increases to our customers, our cell culture business would be materially adversely affected.

        Our cell culture business relies on the continued availability of bovine serum, which is the raw material from which our EX-CYTE® product is derived and which is a component used in the manufacture of other cell culture products, and of human recombinant insulin, which we distribute to our cell-culture-product customers. The availability and price of bovine serum has been affected by scares or outbreaks of disease or similar health concerns or perceptions about the safety of bovine serum, government regulation and trade restrictions. Cows afflicted with bovine spongiform encephalopathy ("BSE," commonly referred to as "mad cow disease") were discovered in Canada and the northwestern United States in 2003. These animals were the first known cases of mad cow disease in North America. The discovery of mad cow disease in North America caused disruptions in the production and sales of some of our cell culture products. As a result of both discoveries, we were forced to close our Canadian manufacturing facility for a period of time and to delay shipments of inventory to a number of international customers due to foreign government regulations. We were also unable to import raw material sourced in the United States into Canada and vice versa for a period of time following the discovery of BSE in each country. Similar scares or actual outbreaks of disease could have a material adverse effect on our business, results of operations and financial condition.

        We now obtain all the bovine serum we use to manufacture our cell culture products from a single privately held abattoir located in Illinois. If we are unable to obtain bovine serum from our existing supplier because of a future outbreak of BSE, we will contact other suppliers and attempt to find a source of supply in one of the few countries that are believed to be free from BSE. We have not arranged a source of supply from a source in one of these countries and do not know that we will be able to do so. If we cannot find another source, our cell culture products business will be materially adversely affected.

        We obtain the human recombinant insulin that we distribute to our cell-culture-supplement customers from Novo Nordisk A/S, a company based in Denmark. We entered into a three-year contract with this supplier early in fiscal 2004. We do not have an alternate source of supply for human recombinant insulin. We do not believe that we could readily obtain another source of human recombinant insulin if our supply from Novo Nordisk A/S were interrupted. If our supply were interrupted, our cell culture business and our results of operations would be materially adversely affected.

Our EX-CYTE® product sales are driven by market demand for therapeutic drugs that we do not manufacture or sell. If such drugs are not commercially successful, the companies that manufacture them will not purchase EX-CYTE®, and our results of operations may be materially adversely affected.

        EX-CYTE® is our most significant product within our cell culture segment. The majority of our sales of EX-CYTE® are to companies with approved, marketed drugs, or with drugs in advanced phases of clinical trials. Reduced demand or acceptance, or delays or denial of approval of the underlying pharmaceutical product could adversely impact the demand for EX-CYTE® and adversely affect our results of operations.

        Demand for EX-CYTE® has been flat for the past three years. As a result, the demand is substantially lower than we forecast when we decided to construct our new manufacturing facility in Lawrence, Kansas. If we were to commence operations as originally planned at our new plant, our capacity to manufacture the product would exceed current demand. To address this situation, we may decide to delay the commencement of commercial production of EX-CYTE® at our Lawrence plant or otherwise evaluate how to efficiently manage capacity at both our Lawrence and Kankakee, Illinois facilities. We will re-evaluate demand for the product during 2005. There is a risk that we could be required to record an impairment charge with respect to our investment in the plant. The charge could have a material adverse effect on our business, results of operations and financial condition.

Violation of government regulations or voluntary quality programs could result in loss of sales and customers and additional expense to attain compliance.

        The facilities we use in our cell culture and diagnostic products segments are subject to extensive regulation by the Food and Drug Administration, or FDA, primarily through the requirements of the Public Health Service Act and the Food, Drug and Cosmetic Act, and similar governmental bodies in other countries. New facilities, products and operating procedures also must be approved by the FDA and/or similar governmental bodies in other countries. Our facilities are also subject to periodic inspection by the FDA and other similar governmental bodies to ensure their compliance with applicable laws and regulations. Failure to comply with these laws and regulations can lead to sanctions by the governmental bodies, such as written observations of deficiencies made following inspections, warning letters, product recalls, fines, product seizures and consent decrees, which would be made available to the public. Such actions and publicity could affect our ability to sell our products. In the past, we have received notifications and warning letters from the FDA relating to deficiencies in our compliance with FDA requirements. We were required to take measures to respond to the deficiencies. There can be no assurance that the FDA will not request that we take additional steps to correct these deficiencies or other deficiencies in compliance raised by the FDA in the future. Correction of any such deficiencies could have a material adverse affect on our business.

        We are also indirectly held accountable for complying with some of the regulations to which our customers are subject, even though we are not the regulated entity. For example, some of our customers use our products in the manufacturing process for their drug and medical device products. Such products are regulated by the FDA under the FDA's quality system regulations, or QSR. Although the customer is ultimately responsible for QSR compliance for their products, the customers expect that the materials we sell to them will meet QSR requirements. We could lose sales and customers, and incur products liability claims, if our products do not meet QSR requirements, to the extent applicable. In this regard, during 2002 and 2003, we experienced a delay in demonstrating to our customers' satisfaction that our Toronto manufacturing facility complied with their QSR requirements. This delay resulted in lost sales and increased costs during fiscal 2002 and 2003. We are beginning the process of demonstrating QSR compliance of our new manufacturing facility in Lawrence, Kansas to our customers. Delays in their acceptance of our plant could cause lost sales and increased costs.

        We are subject to United States Department of Agriculture regulations and various foreign regulations for the sourcing, manufacturing and distribution of animal based proteins. Our failure to comply with these requirements could negatively impact our business and potentially cause the loss of customers and sales. ISO 9000:2000 quality standards are an internationally recognized set of voluntary quality standards that require compliance with a variety of quality requirements somewhat similar to the QSR requirements. The operations of our cell culture manufacturing facilities, as well as our manufacturing facility in Scotland and our research products facilities in California, Australia and the United Kingdom, are registered under the ISO standards. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. Loss of ISO certification could cause some customers to purchase products from other suppliers.

Our research and development efforts for new products may be unsuccessful.

        We incur research and development expenses to develop new products and technologies. There can be no assurance that any of these products or technologies will be successfully developed or that, if developed, will be commercially successful. If we are unable to develop commercialized products from our research and development efforts or we are unable or unwilling to allocate amounts beyond our currently anticipated research and development investment, we could lose our entire investment in these new products and technologies.

If we are not able to identify new licensing opportunities or to enter into licenses for new products on acceptable terms, we may be unable to offer new products, which would adversely affect our results of operations.

        A component of our business strategy is to increase the number of products we offer by licensing products developed by other biotechnology companies or academic research laboratories. We attempt to market such products to our customers. Often, we attempt to improve the licensed products using our technologies. Therefore, we depend on the success of our licensing efforts for a portion of our new products. There can be no assurance that our licensing efforts will be successful.

        We license technology that enables us to access proprietary biological materials that we use to manufacture our products. Some of the licenses do not provide guarantees that we will have all legal rights to sell products that are derived from the licensed technology. Therefore, we may be prevented from selling products produced with the licensed biological materials because of competing technologies owned by others, including patented technologies. If our products are found by a court to infringe intellectual property rights of a third party, we may be prevented from practicing that technology. Moreover, if found by a court to infringe the patent of the third party, we may be liable for compensatory damages, treble damages and attorney's fees and subject to a royalty obligation or enjoined from practicing the technology altogether, notwithstanding the license from the licensor. Although we attempt to obtain indemnification from our licensors, we do not always receive indemnification against third party claims of patent infringement. In the ordinary course of business, we receive notices alleging that one or more of our approximately 7,000 research products violates a patent or other intellectual property right. Although we have not in the past incurred material liabilities as a result of infringement claims with respect to our research products, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our results of operations.

If we fail to introduce new products, or our new products are not accepted by potential customers, we may lose market share.

        Our research products business is highly dependent on frequent new product introductions. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. To the extent we fail to introduce new and innovative products, we may lose market share to our competitors, which could be difficult to regain. Any inability to develop and introduce new products successfully could reduce our growth rate or damage our business.

If we do not protect our intellectual property, our business could be materially adversely affected.

        Many of our current products are not protected by patents that we own or license. We attempt to protect these products by maintaining our intellectual property related to them as trade secrets. Our products that are not patented may be susceptible to reverse engineering or parallel development efforts and sales by our competitors. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position. To prevent competitors from using technologies and trademarks in which we hold intellectual property rights, it may be necessary for us to litigate against those competitors. Any litigation could result in substantial expense, may distract our management, and may not adequately protect the proprietary technologies and trademarks. Furthermore, litigation may result in a finding of invalidity and unenforceability of our intellectual property rights. In any case in which we are unable to protect our proprietary technologies and trademarks, we may be subject to increased competition, resulting in lost sales and reduced profits, and even discontinuance of or non-entry into a product line. Our patents have a limited term.

        As of August 2004, we owned approximately 60 patents and had approximately 24 patent applications pending, most of which relate to our research products business. Our issued patents expire at various dates through October 2020. Several of our patents are on EX-CYTE®, which is our most important cell culture product. We have also obtained a federal trademark registration on the name of the product. One patent on the process used to make EX-CYTE® expires in October 2006 in the United States and in April 2006 in Europe and Japan. Other patents associated with the process for making EX-CYTE® expire in 2012 and beyond. After the expiration of our process patents on EX-CYTE®, other companies could produce products similar to EX-CYTE® using our process. If other companies did so, sales of EX-CYTE® could be materially adversely affected. We believe that our intellectual property protection with respect to EX-CYTE® is material to our business. We do not believe that any of our other patents is material to our business.

        As of August 2004, we had approximately 400 licenses from others and we had approximately 100 licenses to others. Most of our licenses from others relate to our research products business. The licenses from others typically cover patents or biological materials, such as cell lines, that we use to develop new products. Most of them are for fixed terms with options for renewal. No single license is material to our business.

        In the ordinary course of business we receive notices alleging that one or more of our products may violate the intellectual property rights of others. Although we have not in the past incurred material liabilities as a result of such infringement claims, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our business.

        All of our current employees are required to sign confidentiality and non-disclosure agreements. The agreements restrict the ability of our employees to disclose proprietary company data without our prior permission. We enforce these agreements when appropriate. However, if one of our current or former employees discloses proprietary company data in violation of these agreements, our business could be materially adversely affected.

Reduction or delays in research and development budgets and in government funding may negatively impact sales in our research products segments.

        Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. A significant portion of the sales of our research products business is to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health and similar domestic and international agencies. Fluctuations in the research and development budgets of these researchers and their organizations could affect the demand for our research products. Research and development budgets fluctuate due to numerous factors that are outside our control and are difficult to predict, including changes in available resources, spending priorities and institutional budgetary policies.

We rely on international sales, which are subject to additional risks.

        International sales accounted for approximately 36% of our revenues in fiscal 2003, 54% of our revenues in fiscal 2002 and 48% of our revenues in fiscal 2001. International sales can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

  •
  unexpected changes in regulatory requirements and tariffs;

  •
  difficulties and costs associated with staffing and managing foreign operations, including foreign distributor relationships;

  •
  longer accounts receivable collection cycles in certain foreign countries;

  •
  adverse economic or political changes;

  •
  unexpected changes in regulatory requirements;

  •
  more limited protection for intellectual property in some countries;

  •
  changes in our international distribution network and direct sales force;

  •
  changes in currency exchange rates;

  •
  potential trade restrictions, exchange controls and import and export licensing requirements; and

  •
  potentially adverse tax consequences of overlapping tax structures.

        Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could affect our business, financial condition or operating results. We have not attempted to mitigate the risk of fluctuations in currency exchange rates by entering into hedging financial arrangements. We have not entered into foreign exchange hedging financial arrangements because the foreign sales of our research products segment, which are frequently denominated in foreign currencies, tend to offset the U.S. sales of our diagnostics segment, which are frequently denominated in U.S. dollars. Therefore, we believe that the risk to our results of operations posed by fluctuations in foreign exchange rates does not currently warrant a hedging arrangement.

Litigation may harm our business or otherwise distract our management.

        Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, competitors, customers, or end-users of our products or services, including liability claims and patent infringement based on our products and services, could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to us. If we are sued for patent infringement, and a court agrees that we are infringing a third party patent, we may be forced to remove a product from the market or enter into a license agreement, which may not be available on reasonable terms, if at all. Further, in such a circumstance, we could be exposed to significant attorneys' fees and costs.

Compliance with environmental laws and regulations could adversely affect our results of operations.

        We are subject to environmental laws and regulations governing the use of materials and chemicals used in our business. We use many chemicals that are classified as hazardous substances in our manufacturing operations, including organic solvents. We believe that our safety and environmental policies for handling and disposing of such materials comply with standards prescribed by state and federal agencies. There is a risk, however, that we might accidentally release a hazardous substance into the environment. In addition, we cannot assure you that laws, rules and regulations or enforcement policies that are more restrictive than those with which we now comply will not be adopted in the future. If so, we would be required to change our compliance programs, which could make compliance more expensive or otherwise adversely affect our results of operations.

Risks Related to Our Securities

The market price of our stock is volatile. You could lose your entire investment in our securities.

        The market price of our common stock has been subject to volatility. During 2002, the price of a share of our common stock ranged from $7.32 to $22.00. During 2003, the price ranged from $7.43 to $18.80. During the first three quarters of 2004, the closing price of our common stock ranged from $14.34 to $23.85 per share. In the future, the market price of our securities may fluctuate substantially due to a variety of factors, including:

  •
  quarterly fluctuations in our operating income and earnings per share results;

  •
  new product introductions by us or our competitors;

  •
  economic conditions;

  •
  disputes concerning patents or proprietary rights;

  •
  changes in earnings estimates and market growth rate projections by market research analysts;

  •
  sales of common stock by us or by existing holders, or the perception that such sales may occur;

  •
  loss of key personnel; and

  •
  securities class actions or other litigation.

        The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

Our operating results may fluctuate in future periods, which could have a material adverse affect on the price of our securities.

        The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include:

  •
  the integration of people, operations and products from acquired businesses and technologies;

  •
  our ability to introduce new products successfully;

  •
  market acceptance of existing or new products and prices;

  •
  competitive product introductions;

  •
  changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

  •
  our ability to manufacture our products efficiently;

  •
  our ability to control or adjust our research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

  •
  the timing of orders from distributors and mix of sales among distributors and our direct sales force.

Absence of dividends could reduce our attractiveness to investors.

        Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock. Furthermore, we are prohibited by the terms of our credit facility from paying dividends on our common stock. Investors who require dividend income should not invest in our common stock. An investment in our common stock will provide a return only if you are able to sell our common stock for more than you paid for it. We cannot guarantee that the price of our stock will increase. Stock prices are inherently unpredictable.

We may issue preferred stock the terms of which could adversely affect the voting power or value of our common stock.

        Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. If we were to issue one or more classes or series of preferred stock, the terms thereof could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

        Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

        We are not restricted from issuing additional common stock. If we issue additional shares of common stock, the price of our common stock may be materially and adversely affected.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

        The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees, if any, and fees and expenses of our counsel and our accountants.

        We are registering the shares for sale to provide the selling stockholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

SELLING STOCKHOLDERS

        We issued the shares of common stock covered by this prospectus in a private placement on October 14, 2004 in connection with our acquisition of Upstate Group, Inc. The selling stockholders, including their transferees, pledgees, donees or their successors, may offer and sell the shares of our common stock covered by this prospectus.

        The following table sets forth information with respect to the selling stockholders and the shares of our common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based solely on information provided by or on behalf of the following selling stockholders to us in a questionnaire and is as of the date specified by the stockholders in those questionnaires. From time to time the selling stockholders may hold other securities that we have issued.

Full Legal Name of Selling Stockholder	Shares of Serologicals Common Stock Owned Before the Offering	Percentage of shares of Common Stock Beneficially Owned Prior to Offering(1)	Shares of Serologicals Common Stock Owned After Completion of the Offering(2)	Percentage of shares of Common Stock Beneficially Owned After the Offering(1)
Advent Private Equity Fund II "A"(3)(4)	158,113	*	0	0
Advent Private Equity Fund II "B"(3)(4)	96,432	*	0	0
Advent Private Equity Fund II "C"(3)(4)	143,565	*	0	0
Advent Private Equity Fund II "D"(3)(4)	34,099	*	0	0
J. Mark Braughler	68,597	*	0	0
Glenn Joseph Dozier(5)	28,798	*	0	0
Healthcare Ventures V, L.P.(3)(6)	847,752	2.9	0	0
John Hopkinson III(7)	30,398	*	0	0
Ivy Foundation(8)	1,119,954	3.8	0	0
Molecular Devices Corporation(9)	866,235	2.9	0	0
Ian W. Ratcliffe(10)	85,812	*	0	0
Rho Management Trust II(3)(11)	94,188	*	0	0
Riggs Capital Partners, LLC(3)(12)	92,457	*	0	0
Truman T. Semans(13)	26,942	*	0	0
Sheridan G. Snyder(14)	639,973	2.2	0	0
Totals	4,333,315	14.6	0	0

*
Less than one percent.

(1)
Each beneficial owner listed in the table has both voting and investment power over the applicable shares unless otherwise indicated. The amounts and percentages of common stock beneficially owned prior to this offering have been calculated in accordance with applicable SEC regulations. These regulations require shares underlying stock options or warrants to be considered outstanding (solely for purposes of calculating the relevant holder's percentage) if they are issuable within 60 days of October 21, 2004. The percentages of beneficial ownership are based on an aggregate of 29,604,970 shares of our Common Stock outstanding as of November 8, 2004.

(2)
We do not know when or in what amounts a selling stockholder may offer the shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)
This selling stockholder includes any of its limited partners or members, as the case may be, who receive shares of our common stock in a distribution by the selling stockholder.

(4)
Advent Limited is the investment manager for this stockholder. Such investment manager exercises sole voting and dispositive power over the shares offered by such stockholder pursuant to this prospectus. Advent Limited is a limited company that is owned by Advent Venture Partners LLP. The partners of Advent Venture Partners LLP are Sir David James Scott Cooksey, Jerry Christopher Benjamin, William Harold Neil Pearce, Nicholas John Teasdale, David Cheesman, Peter Anthony Baines, Martin Alexander McNair, Patrick Pak-Tin Lee, Leslie Ian Gabb, Mohamed Shahzad Ahmed Malik, Jeryl Christine Andrew and James Anthony McNaught-Davis.

(5)
This stockholder provides transition services to us in connection with our integration of Upstate. Prior to our acquisition of Upstate, he was the Executive Vice President, Finance, Treasurer and Chief Financial Officer of Upstate.

(6)
The general partner of this stockholder is HealthCare Partners V, L.P. ("HCPV"). The general partners of HCPV exercise shared voting and dispositive power over the shares offered by this stockholder pursuant to this prospectus. The general partners of HCPV are James H. Cavanaugh, William W. Crouse, Augustine Lawlor, John W. Littlechild, Christopher K. Mirabelli and Harold R. Werner.

(7)
We entered into an employment agreement with this stockholder pursuant to which he serves as Vice President and General Manger of the Lake Placid operations of Upstate. This stockholder also entered into a non-competition agreement with us in connection with our acquisition of Upstate. Prior to our acquisition of Upstate, he was the Chief Operating Officer of Upstate USA, Inc., a subsidiary of Upstate.

(8)
Mr. William C. Battle, Chairman of the Board of Trustees of this stockholder, exercises voting and/or dispositive power over the shares offered by such stockholder pursuant to this prospectus.

(9)
This stockholder is a public company.

(10)
We entered into an employment agreement with this stockholder pursuant to which he serves as a Vice President of the Company and as President of Upstate. The employment agreement became effective upon our acquisition of Upstate. This stockholder also entered into a non-competition agreement and a change in control executive severance agreement with us in connection with our acquisition of Upstate. Prior to our acquisition of Upstate, he was the President, Chief Operating Officer and Secretary of Upstate.

(11)
Rho Capital Partners, Inc. is the investment manager for this stockholder. Such investment manager exercises sole voting and dispositive power over the shares offered by such stockholder pursuant to this prospectus. Messrs. Habib Kairouz, Mark Leschly and Joshua Ruch are the sole stockholders of Rho Capital Partners, Inc.

(12)
Riggs National Corporation, a public company, is the managing member of this stockholder.

(13)
Prior to our acquisition of Upstate, this stockholder was a director of Upstate.

(14)
We entered into a consulting services agreement and a non-competition agreement with this stockholder in connection with our acquisition of Upstate. Prior to our acquisition of Upstate, he was the Chief Executive Officer and a director of Upstate.

Registration Rights

        We entered into a registration rights agreement with the selling stockholders pursuant to which we have, at our cost, filed the shelf registration statement of which this prospectus is a part covering resales of the shares of our common stock we issued to the selling stockholders upon the consummation of our acquisition of Upstate pursuant to Rule 415 under the Securities Act. We have agreed to use our reasonable efforts to keep the registration statement continuously effective until the earlier of the second anniversary of the original date of issuance of the shares of our common stock to the selling stockholders and such time as the selling stockholders cease to own any of such shares.

        We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of:

  •
  45 days in any three-month period; or

  •
  120 days for all periods in any 12-month period.

        A holder who elects to sell securities pursuant to this prospectus will:

  •
  be required to be named as a selling stockholder in this prospectus;

  •
  be required to deliver a prospectus to purchasers;

  •
  be subject to the civil liability provisions under the Securities Act in connection with any sales; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder with copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the common stock issued upon the consummation of our acquisition of Upstate in accordance with the terms and conditions of the registration rights agreement.

        This summary of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the shares of our common stock offered by this prospectus. The shares of our common stock may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

        The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  •
  in privately negotiated transactions;

  •
  short sales;

  •
  agreements between broker-dealers and the selling stockholders to sell a specified number of shares at a stipulated price per share;

  •
  in options transactions; and

  •
  any other method permitted by applicable law.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the shares of our common stock short and redeliver the shares of our common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares of our common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares of our common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares of our common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares of our common stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the shares of our common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares of our common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of our common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.

        Pursuant to the registration rights agreement that is incorporated by reference into the registration statement of which this prospectus is a part, we have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed to use our reasonable efforts to keep the registration statement continuously effective until the earlier of the second anniversary of the original date of issuance of the shares of our common stock to the selling stockholders and such time as the selling stockholders cease to own any of such shares.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by King & Spalding LLP.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 28, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Please note that the SEC's website is included in this prospectus as an active textual reference only. The information contained on the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site.

INCORPORATON OF CERTAIN DOCUMENTS BY REFERENCE

        We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the shares offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied (other than current reports furnished under Item 2.02, Item 7.01 or Item 9.01 of Form 8-K unless specifically incorporated by reference by us):

  •
  our annual report on Form 10-K for the fiscal year ended December 28, 2003, as amended by Amendment No. 1 to our annual report on Form 10-K/A filed on June 4, 2004;

  •
  our quarterly reports on Form 10-Q for the fiscal quarters ended March 28, 2004, June 27, 2004 and September 26, 2004;

  •
  our current reports on Form 8-K or 8-K/A filed on January 27, 2004; March 12, 2004; June 30, 2004, July 1, 2004, August 6, 2004, September 10, 2004 and October 20, 2004; and

  •
  the description of our common stock, par value $0.01 per share, which is contained in a Registration Statement on Form 8-A filed on May 17, 1995 pursuant to Section 12(g) of the Exchange Act.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Serologicals Corporation, 5655 Spalding Drive, Norcross, Georgia 30092, Tel. (678) 728-2000, Attention: Corporate Secretary.

 4,333,315 Shares

Serologicals Corporation

Common Stock
Prospectus

                                        , 2004

You should only rely on the information contained or incorporated by reference in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Serologicals Corporation (the "Registrant") (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission.	$12,990
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous expenses	10,000

Total Expenses	$42,990

Item 15. Indemnification of Directors and Officers.

        The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Amended and Restated Certificate of Incorporation (the "Certificate") of the Registrant. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

        No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made (1) by a majority vote of the directors who were not parties to the action even though less than a quorum, (2) by a committee of such directors designated by a majority vote of such directors, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

        The Certificate provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when the provisions become effective.

        In addition, the Certificate provides that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service. The Certificate further provides that, to the extent permitted by law, expenses so incurred by any such person in defending any such proceeding shall, at his request, be paid by the Registrant in advance of the final disposition of such action or proceeding.

        The Certificate provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any law, provision of By-laws or otherwise.

        Pursuant to indemnification agreements with certain of its executive officers and directors the Registrant has agreed to indemnify such persons (including their respective heirs, executors and administrators) to the fullest extent permitted by the DGCL against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which such executive officer or director may be involved by reason of having been a director or officer of the Registrant or any subsidiary thereof.

        The Registrant maintains directors and officers liability and company reimbursement insurance which, among other things (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacity as such and (ii) provides for payment on behalf of the Registrant against such loss but only when the Registrant shall be required or permitted to indemnify directors or officers for such loss pursuant to statutory or common law or pursuant to duly effective certificate of incorporation or by-law provisions.

Item 16. Exhibits

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Registration Rights Agreement, dated as of October 14, 2004, by and among Serologicals Corporation and the persons who are signatories thereto.
5.1	Opinion of King & Spalding LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of King & Spalding LLP, included in Exhibit 5.1
24.1	Power of Attorney, included on signature page

Item 17. Undertakings.

        Item 512(a) of Regulation S-K.    The undersigned Registrant hereby undertakes:

          1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          2.     That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Item 512(b) of Regulation S-K    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Serologicals Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on November 10, 2004.

SEROLOGICALS CORPORATION
By:	/s/ HAROLD W. INGALLS Harold W. Ingalls Vice President, Finance and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of Serologicals Corporation., hereby severally constitute and appoint David A. Dodd, Harold W. Ingalls and Philip A. Theodore and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any and all subsequent registration statements pursuant to Rule 462(b) of the Securities Act and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Serologicals Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement, any and all amendments thereto and any and all subsequent registration statements pursuant to Rule 462(b) of the Securities Act.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID A. DODD David A. Dodd	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2004
/s/ HAROLD W. INGALLS Harold W. Ingalls	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	November 10, 2004
/s/ SAMUEL R. SCHWARTZ Samuel R. Schwartz	Chief Accounting Officer and Corporate Controller	November 10, 2004
/s/ DESMOND H. O'CONNELL, JR. Desmond H. O'Connell, Jr.	Chairman of the Board of Directors	November 10, 2004
/s/ RALPH E. CHRISTOFFERSEN, PH.D. Ralph E. Christoffersen, Ph.D.	Director	November 10, 2004

/s/ ROBERT J. CLANIN Robert J. Clanin	Director	November 3, 2004
/s/ WADE FETZER III Wade Fetzer III	Director	November 7, 2004
/s/ RONALD G. GELBMAN Ronald G. Gelbman	Director	November 10, 2004
/s/ GERARD M. MOUFFLET Gerard M. Moufflet	Director	November 10, 2004
/s/ AARON J. SHATKIN, PH.D. Aaron J. Shatkin, Ph.D.	Director	November 4, 2004
/s/ GEORGE M. SHAW, M.D., PH.D. George M. Shaw, M.D., Ph.D.	Director	November 9, 2004
/s/ LAWRENCE E. TILTON Lawrence E. Tilton	Director	November 6, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Registration Rights Agreement, dated as of October 14, 2004, by and among Serologicals Corporation and the persons who are signatories thereto.
5.1	Opinion of King & Spalding LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of King & Spalding LLP, included in Exhibit 5.1
24.1	Power of Attorney, included on signature page

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TABLE OF CONTENTS
Forward-looking statements
SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INCORPORATON OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX